For:  TECHNOLOGY RESEARCH CORPORATION             Contact:  Scott J. Loucks
      5250 140th Avenue North                               Investor Relations
      Clearwater, Florida   33760                           Tel: (727) 535-0572
      Robert S. Wiggins, Chairman & CEO                     Fax: (727) 535-4828
                                                   Web Page: www.trci.net



                       TECHNOLOGY RESEARCH CORPORATION
            ANNOUNCES RECORD YEAR END AND FOURTH QUARTER RESULTS

CLEARWATER, FLORIDA, April 27, 2004 -- Technology Research Corporation ("TRC"), (NASDAQ-TRCI), announced today revenues and net income at an all-time high for the fourth quarter ended March 31, 2004. Revenues were $6,658,512, compared to $5,355,518 reported in the same quarter last year, an increase of 24%, and net income was $617,808 for the fourth quarter, compared to $367,242 for the same quarter last year, an increase of 68%. Basic earnings were $.11 per share and diluted earnings were $.10 per share for the current quarter compared to basic and diluted earnings of $.07 per share for the same quarter last year.

The improvement in net income for the fourth quarter ended March 31, 2004, compared to the prior year's fourth quarter was due to an increase in revenues and gross profit margins. Military sales increased by $1,533,359, and commercial sales and royalty income decreased by $219,791 and $10,574, respectively. In the prior year's fourth quarter, commercial sales include shipments of $650,000 to Alfred Karcher, GMBH which did not repeat in the current year's fourth quarter. The Company recently announced that it signed a three year agreement with Alfred Karcher, GMBH for approximately $3.5 million, which will favorably impact commercial sales going forward. Direct military shipments of support parts for existing systems and control devices related to the Tactical Quiet Generator (TQG) programs continued to be the catalyst for growth in military sales. The Company's operating expenses increased by $539,488 for the current year's fourth quarter, compared to the prior year's fourth quarter, as a result of year end performance bonuses of approximately $300,000 and an increase in personnel resulting from the growth in business.

Revenues for the year ended March 31, 2004("Fiscal 2004") were $24,336,637, compared to $17,761,936 reported in the year ended March 31, 2003("Fiscal 2003"), an increase of 37%. Net income was $2,676,156 for the current year, compared to $1,014,791 reported in the prior year, an increase of 164%. Basic earnings were $.48 per share and diluted earnings were $.46 per share in the current year, compared to basic and diluted earnings of $.19 per share for the prior year.

The improvement in net income for Fiscal 2004, compared to Fiscal 2003 was due to an increase in revenues and gross profit margins. Commercial and military revenues increased by $1,686,715 and $4,918,119, respectively while royalty income decreased by $30,133. The increase in commercial revenues was primarily attributed to product expansion into retail stores. Total retail sales were $1,666,564 in the current year compared to $300,502 in the prior year. New accounts in the Recreational Vehicle, Brand Label and Commercial Distribution markets contributed to the remainder of the growth. Military revenues continue to be strong due to direct military shipments of support parts for existing systems and control devices related to the Tactical Quiet Generator (TQG) programs. The increase in direct military shipments is primarily the result of on-going U.S. military activity.

The Company made significant progress in establishing Fire Shield(R) as a brand name during Fiscal 2004. Fire Shield(R) product sales were $922,550, or 7.7% of commercial sales, compared to $304,139, or 3.0% of commercial sales in the prior year. In addition, the Company recorded royalty income of $78,060 for the current year from Applica Inc., a licensee that incorporates a Fire Shield(R) cord set on its line of Black & Decker(R) portable heaters. TRC's Fire Shield(R) LCDI products meet UL's requirement for cord fire protection on room air conditioners manufactured after August 1, 2004. This represents an estimated total market of $60 million for which the Company's products will compete. The Company's Fire Shield(R) LCDI products have been and are currently being evaluated by most room air conditioning manufacturers. The normal manufacturing cycle for room air conditioners is typically from late fall through early spring. This means that the selection of cord fire protection products need to be finalized by the manufacturers to assure delivery of these products in early fall to their worldwide manufacturing locations. The Company recently announced its first order for this application, of approximately $1.0 million, and is currently negotiating supply agreements with several major room air conditioning manufacturers. The Company's patented Fire Shield(R) technology has numerous applications and represents significant growth potential for the Company.

Mr. Wiggins commented, "The Company achieved its best performance ever in Fiscal 2004 with record revenues and net income for the fiscal year. Gross profit margins improved as the result of product mix plus productivity and quality improvements in manufacturing. The Company ended the year debt-free with $5,968,122 in cash." Mr. Wiggins added, "The Company expects its core military and commercial business to remain strong in the coming year. In addition, the Company could achieve significant growth in the coming year depending on the amount of business it captures in the emerging room air conditioner market. We look forward to another exciting year at TRC."

The fourth quarter dividend of $.015 per share was paid on April 23, 2004 to shareholders of record on March 31, 2004. The Company paid dividends of $.06 per share for Fiscal Year 2004.

TRC is an internationally recognized leader in electrical safety products that prevent electrocution and electrical fires and protect against serious injury from electrical shock. Based on its core technology in ground fault sensing, products are designed to meet the needs of the consumer, commercial and industrial markets worldwide. The Company also supplies power monitors and control equipment to the United States Military and its prime contractors.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. These statements are related to future events, other future financial performance or business strategies, and may be identified by terminology such as "may," "will," "should," "expects," "scheduled," "plans," "intends," "anticipates," "believes," "estimates," "potential," or "continue," or the negative of such terms, or other comparable terminology. These statements are only predictions. Actual events as well as results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot be assured that future results, levels of activity, performance or goals will be achieved.


                                Comparative Operating Results


                                Three Months Ended         Twelve Months Ended

                             3/31/2004     3/31/2003     3/31/2004    3/31/2003

Operating revenues         $ 6,658,512   $ 5,355,518   $24,336,637  $17,761,936

Income before taxes        $   950,616   $   496,537   $ 3,836,804  $ 1,424,329

Net income                 $   617,808   $   367,242   $ 2,676,156  $ 1,014,791

Basic earnings per share   $    .11      $    .07      $    .48     $    .19

Weighted average number
  of common shares
  outstanding                5,717,801     5,440,370     5,589,181    5,438,381

Diluted earnings per share $    .10      $    .07      $    .46     $    .19

Weighted average number
  of common and equivalent
  shares outstanding         6,082,931     5,554,020     5,827,726    5,482,450

Dividends paid             $    .015     $    .015     $   .06     $    .045

Net income                 $   617,808   $   367,242   $ 2,676,156  $ 1,014,791
Interest expense                     -             -             -        1,153
Income taxes                   332,808       129,295     1,160,648      409,538
Depreciation                   213,090       199,962       837,020      857,374
Amortization                         -             -             -            -
    EBITDA                 $ 1,163,706   $   696,499   $ 4,673,824  $ 2,282,856

Note: EBITDA refers to earnings before interest, income taxes, depreciation and amortization. The Company wishes to present its EBITDA results as an indication of its liquidity and should not be interpreted as earnings.

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